Exhibit 99.1

Portfolio Recovery Associates, Inc.
Announces Pricing of Secondary Public Offering Of Its Common Stock

Norfolk, Virginia (November 18, 2004) — Portfolio Recovery Associates, Inc. (NASDAQ: PRAA) today announced that it has priced its public offering of 1,700,000 shares of its common stock at $34.50 per share. All 1,700,000 of the shares are being offered by selling stockholders. The company will not receive any of the proceeds from the sale of common stock by the selling stockholders and will not bear any of the related expenses. The underwriters have a 30-day option to purchase up to an additional 255,000 shares of common stock from the selling stockholders to cover over-allotments.

The offering is being lead-managed by William Blair & Company. Piper Jaffray & Co. and America’s Growth Capital are acting as co-managers. A final prospectus relating to the offering may be obtained from William Blair & Company at (800) 621-0687, Piper Jaffray at (800) 333-6000 or America’s Growth Capital at (617) 261-4145.

About Portfolio Recovery Associates, Inc.

Portfolio Recovery Associates is a full-service provider of outsourced receivables management and related services. Portfolio Recovery Associates purchases, collects and manages portfolios of defaulted consumer receivables and provides collateral location services for credit originators. Defaulted consumer receivables are the unpaid obligations of individuals to credit originators, including banks, credit unions, consumer and auto finance companies, retail merchants and other providers of goods and services. The defaulted consumer receivables Portfolio Recovery Associates collects are generally either purchased from the sellers of defaulted consumer debt or are collected on behalf of debt owners on a contingent fee basis.

CONTACT:
Investor Relations
757-519-9300 ext. 13010
info@portfoliorecovery.com